 4 SECOND AMENDMENT TO FIRST AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

        THIS Second Amendment to First Amended and Restated Revolving Credit Agreement (“Second Amendment”) by and among RED RIVER ENERGY, L.L.C., an Oklahoma limited liability company (“Energy”), and RED RIVER FIELD SERVICES, L.L.C., an Oklahoma limited liability company (“Services”) (Energy and Services being collectively referred to herein as the “Borrowers”) and BANK OF OKLAHOMA, NATIONAL ASSOCIATION (the “Bank”) is entered into effective as of the fifteenth (15th) day of June, 2000.

W I T N E S S E T H:

        WHEREAS, pursuant to that certain First Amended and Restated Revolving Credit Agreement dated as of March 30, 1999, as amended by the First Amendment thereto dated as of February 1, 2000 (the “First Amendment”)(collectively the “Existing Credit Agreement”) the Bank extended to the Borrowers on a joint and several basis a Commitment for a $25,000,000 Revolving Credit Loan upon the terms and conditions therein set forth and under which Revolving Credit Loan advances would be extended from time to time to Borrowers by the Bank, subject to certain Collateral Borrowing Base and other limitations and conditions;

        WHEREAS, Borrowers have requested the Bank to increase the existing Collateral Borrowing Base from $9,200,000 to $13,900,000 to facilitate Borrowers’ acquisition of certain oil and gas properties from Oneok, Inc. (“Seller”) situated in Kansas, Oklahoma and Texas (the “Additional Mortgaged Property”) effective as of the date hereof, and to modify the financial covenants of Section 6.23 of the Existing Credit Agreement; and

        WHEREAS, subject to the terms, provisions and conditions hereinafter set forth, including without limitation, the modification of the interest rate provisions of Section 2.8(a) of the Existing Credit Agreement and the execution and delivery to the Bank of additional or supplemental mortgages encumbering the Additional Mortgaged Property as security and collateral for the Indebtedness incurred pursuant to the Credit Agreement (as amended by this Second Amendment) as contemplated by paragraph 7(iii) hereof, the Bank is willing to so modify and amend the Existing Credit Agreement.

        NOW, THEREFORE, for good and valuable consideration, the Borrowers and the Bank hereby agree as follows:

        1. The Revolving Credit Loans as evidenced by Note described and defined in the Existing Credit Agreement shall continue to be guaranteed (i) (but only to the extent currently guaranteed) by the Guarantors described and defined therein (including without limitation Red River Energy, Inc.) and, (ii) concurrent with the consummation of the merger contemplated by paragraph 5 hereof below, by the Additional Guarantor (Beta Oil and Gas, Inc.) as well as by the First Tier Parent (Beta Operating Company, the successor by name change to Red River Energy, Inc.). The Collateral Borrowing Base shall be increased effective as of the date hereof to the maximum principal amount of $13,900,000 subject to and concurrent with Energy’s acquisition of the Additional Mortgaged Property from the Seller.

        2. The term “Guaranties” in Section 1.26 of the Existing Credit Agreement shall be amended to include the absolute and unconditional guarantee of payment of (i) the First Tier Parent (Red River Energy, Inc.) in the form annexed hereto as Exhibit H-7 and (ii) the Additional Guarantor in the form of Exhibit H-8 annexed hereto, the later to be executed and effective concurrent with the consummation of the merger contemplated by paragraph 5 hereof below. The term “Guarantors” in Section 1.27 of the Existing Credit Agreement shall be amended to include the First Tier Parent and the Additional Guarantor.

3. The first paragraph of Section 2.8(a) of the Existing Credit Agreement is deleted in its entirety and replaced by the following:
“(a) During the period commencing as of June 1, 2000, interest shall accrue on that portion of the aggregate principal amount of the Note from time to time outstanding and on any past due interest prior to an Event of Default (collectively the “Debt”) according to the following interest pricing matrix:

         Percentage that
         the Debt Bears
         To the Collateral                                          Options
         Borrowing Base             Base Rate                           Libor Rate

         Less than or equal to      Applicable Prime Rate      or       Libor Rate plus 1.800%
         50%                        minus 0.25%

         Greater than 50%          Applicable Prime Rate      or       Libor Rate plus 1.900%
         but not exceeding         minus 0.25%
         75%

         Greater than 75%          Applicable Prime Rate      or       Libor Rate plus 2.000%
         but not exceeding         minus 0.25%
         90%

         Greater than 90%          Applicable Prime  Rate     or       Libor Rate plus 2.200%
In determining the percentage that the Debt bears to the Collateral Borrowing Base, the “Debt” and the “Collateral Borrowing Base” shall be the average of such respective amounts during the most recent calendar month preceding such determination. The Applicable Prime Rate option described above in the matrix is hereinafter referred to as the “Base Rate Option” and the Libor Rate interest option described above in the matrix is hereinafter referred to as the “Libor Rate Option.” The Base Rate Option shall be computed on the basis of a year of 365 or 366 days, as the case may be and the Libor Rate Option shall be based on a year of 360 days and actual days elapsed.”

4. Section 6.23 of the Existing Credit Agreement is deleted in its entirety and replaced by the following:
“6.23 General and Administrative Expenses. The general and administrative cash expenses of Borrowers as shown on Borrowers’ respective income statements prepared in accordance with GAAP will not, in the aggregate, during any fiscal quarter period effective as of the fiscal period ended March 31, 2000, exceed the greater of: (i) $200,000, or (ii) twenty percent (20%) of net operating income of the respective Borrowers. On a semi-annual period, Bank shall review and consider modifications to the amounts described in subsections (i) and (ii) above. Bank shall notify Borrowers in writing of any modifications to such amounts.”

        5. The effectiveness of the consent of the Bank to the merger of the First Tier Parent with a wholly subsidiary of the Additional Guarantor and the resulting change of the corporate name of the First Tier Parent from Red River Energy, Inc., to Beta Operating Company is subject to satisfaction of the terms and provisions of paragraph 6 of the First Amendment.

. 6. The remaining terms, provisions and conditions set forth in the Existing Credit Agreement shall remain in full force and effect. The Borrowers restate, confirm and ratify the warranties, covenants and representations set forth therein and further represents to the Bank that, except as and only to the extent expressly waived in writing by the Bank, no default or Event of Default exists under the Existing Credit Agreement as of the date hereof. The Borrowers further confirm, grant and regrant pledge and repledge to the Bank a continuing and continuous first and prior mortgage lien against, security interest in and pledge of all of the items and types of Collateral more particularly described in Article IV of the Existing Credit Agreement and in the Mortgage and the Security Instruments described and defined therein, as well as in the Additional Mortgaged Property.

        7. The Borrowers shall execute and deliver or cause to be executed and delivered to the Bank each of the following as express condition precedents to the effectiveness of the amendments and modifications contemplated by this Second Amendment:

(i) this Second Amendment; (ii) the replacement Revolving Credit Note in the form annexed hereto as Exhibit A and hereby made a part hereof;
(iii)	a Second Amended and Supplemental Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment (with power of sale) dated as of even date herewith from Energy, as mortgagor and grantor, encumbering the Additional Mortgaged Property as a first mortgage lien thereagainst and applicable UCC-1 financing statements pertaining thereto and otherwise in form, scope and content acceptable to the Bank;

(iv) the Guaranty from the First Tier Parent (Red River Energy, Inc.) in the form of Exhibit H-7 annexed hereto; and (v) applicable closing certificates (with resolutions attached) from each of the Borrowers and the Additional Guarantor in form, scope and content acceptable to the Bank;

together with such other and further documents and instruments, including amendments or supplements to or restatements of certain of the Loan Documents, additional letters-in-lieu of transfer and authorization letters as may be deemed appropriate by the Bank or the Bank’s legal counsel. The Borrowers agree to pay the Bank’s legal fees and expenses incurred in connection with the negotiation, preparation, closing and perfection of the transactions contemplated by this Second Amendment.

        IN WITNESS WHEREOF, this Second Amendment is executed and delivered to the Bank in Tulsa, Oklahoma, by the undersigned duly authorized officer and manager of each of the Borrowers, which such officer has full power and authority to do so for, on behalf and in the name of each of the Borrowers by virtue of all necessary corporate action of the Board of Directors of each of the Borrowers.

RED RIVER ENERGY, L.L.C., an Oklahoma limited liability company By Robert E. Davis, Jr., Executive Vice President, Chief Financial Officer and Manager "Energy" RED RIVER FIELD SERVICES, L.L.C., an Oklahoma limited liability company By Robert E. Davis, Jr., Executive Vice President, Chief Financial Officer and Manager "Services" (collectively the "Borrowers") BANK OF OKLAHOMA, NATIONAL ASSOCIATION By Kevin A. Humphrey, Vice President 698867v10 "Bank" RATIFICATION BY GUARANTORS

        The undersigned Guarantors hereby ratify and confirm the continuing effectiveness and enforceability of their respective Limited Guaranty instruments dated as of August 5, 1998 (annexed as Exhibits H-1 through H-6, inclusive, to the Revolving Credit Agreement between Red River Energy, L.L.C., as borrower (“Energy”), and Bank of Oklahoma, National Association, as lender, dated as of August 5, 1998) for the Indebtedness (including the Note) more particularly described and defined in that certain First Amended and Restated Revolving Credit Agreement between and among Energy and Red River Field Services, L.L.C., an Oklahoma limited liability company, as borrowers, and BOK, as lender, dated as of March 30, 1999, as amended by that certain First Amendment to First Amended and Restated Revolving Credit Agreement dated as of February 1, 2000, and that certain Second Amendment to First Amended and Restated Revolving Credit Agreement dated as of even date herewith, for the respective maximum principal amounts therein specified with the same force and effect as if fully restated herein, including without limitation, increasing

        This Ratification may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument dated effective as of June 15, 2000.

Rolf Hufnagel Janet L. McGehee Robert E. Davis, Jr. Billy L. Baysinger Stephen J. Vogel Brent A. Biggs (collectively the "Guarantors")